Exhibit 99.1

Financial News Release

Contacts:
Lawrence D. Firestone	Annie Leschin/Vanessa Lehr
Advanced Energy Industries, Inc.	Advanced Energy Industries, Inc.
970.407.6570	970.407.6555
lawrence.firestone@aei.com	ir@aei.com
FOR IMMEDIATE RELEASE
ADVANCED ENERGY REAFFIRMS FOURTH QUARTER GUIDANCE AND
ANNOUNCES WORKFORCE REDUCTION AND OTHER COST-SAVING
MEASURES
FORT COLLINS, Colo., December 11, 2008 - Advanced Energy Industries, Inc. (NasdaqGM: AEIS) announced today that, in order to better align its cost structure with current market conditions, the company will reduce its global workforce by approximately 114 people or 7 percent of its total workforce. This reduction will be across all functional areas and geographies; however the company remains committed to its product development strategy and remains focused on investing in key market opportunities. The company is also taking this opportunity to reconfirm its revenue guidance of $66 to $72 million for the fourth quarter of 2008.
Coupled with the workforce reductions that were implemented during the first three quarters, this realignment brings the total reduction to 185 employees during 2008. This is one of many cost-saving measures the company is implementing in the fourth quarter and the first half of 2009. Others include a 10% pay cut for all executives and a 10% reduction in Board of Directors fees, minimizing discretionary spending, consolidating of certain sales and service offices, and driving efficiencies throughout the organization including in its manufacturing processes. The workforce reduction will result in restructuring charges of approximately $1.9 million in the fourth quarter of 2008, approximately $1.3 million for the first quarter of 2009 and approximately $300,000 for the second quarter of 2009, consisting of severance costs and related expenses. The actions taken today are expected to amount to annual cost savings of approximately $10 million. The overall cost reductions taken during 2008 and targeted for 2009 are expected to amount to annual cost savings of approximately $25 million.
Given the current market conditions and changing customer demand, Advanced Energy has also reviewed its end of life product and inventory strategies and its excess and obsolete inventory reserve policies. As a result, the company will record a charge of approximately $3.5 million to cost of goods sold in the fourth quarter of 2008.
“Advanced Energy is taking proactive steps to manage its cost structure, streamline operations and improve efficiencies during these challenging times. These short and long term cost-cutting actions are expected to lower our quarterly break-even point to approximately $65 million by the end of the second quarter of 2009. Despite the reduction in our workforce, we remain committed to investing in key new products that have the greatest potential in our markets. These actions will position us to capitalize on our opportunities when the markets and economy begin to recover,” said Dr. Hans Betz, president and chief executive officer of Advanced Energy. “These are unfortunate circumstances and challenging market conditions, and we would like to thank our employees for their service and dedication to Advanced Energy.”
Conference Call
Management will host a conference call today, Thursday, December 11, at 4:30 pm Eastern Standard Time to discuss this release further. Domestic callers may access this conference call by dialing 888-713-4717. International callers may access the call by dialing 816-650-2836. Participants will need to provide the conference passcode 77444635. To listen to a replay of this teleconference by telephone, please dial 800-642-1687 or 706-645-9291, and enter passcode 77444635. The replay will be available through 12:00 a.m. Eastern Standard Time, December 13, 2008. A live and archived webcast will also be available on the Investor Relations webpage at http://ir.advanced-energy.com.

About Advanced Energy
Advanced Energy® is a global leader in innovative power and control technologies for high-growth, thin-film manufacturing and solar power generation. Specifically, AE targets solar grid-tie inverters, solar cells, semiconductors, flat panel displays, data storage products, architectural glass and other advanced applications.
Certain statements contained herein are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to: the volatility and cyclicality of the industries the company serves, particularly the semiconductor industry, the timing of orders received from customers, the company’s ability to realize cost improvement benefits from the global operations initiatives underway, and unanticipated changes to management’s estimates, reserves or allowances. These and other risks are described in Advanced Energy’s Form 10-K, Forms 10-Q and other reports and statements filed with the Securities and Exchange Commission. These reports and statements are available on the SEC’s website at www.sec.gov. Copies may also be obtained from Advanced Energy’s website at www.advanced-energy.com or by contacting Advanced Energy’s investor relations at 970-407-6555. Forward-looking statements are made and based on information available to the company on the date of this press release. The company assumes no obligation to update the information in this press release.
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